SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 26th day of May, 2015 by and between BALTER LIQUID ALTERNATIVES, LLC (the “Adviser”), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and WILLOWBRIDGE ASSOCIATES INC. incorporated under the laws of Delaware (the “Subadviser”) and also registered under the Advisers Act, with respect to the BALTER DISCRETIONARY GLOBAL MACRO FUND (the “Fund”), a series of the NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of the April 24, 2015 (the “Advisory Agreement”), been retained to act as investment adviser for the Fund;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of the Fund’s assets that the Adviser will allocate to the Subadviser, together with appreciation and depreciation thereon (“Subadviser Assets”), and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to the Fund:

1.                  Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment adviser for and to manage the Subadviser Assets subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement; and the Subadviser hereby accepts such appointment. In such capacity, the Subadviser shall be responsible for the investment management of the Subadviser Assets. It is recognized that the Subadviser and certain of its affiliates may act as investment adviser to one or more other investment companies and other managed accounts and that the Adviser and the Trust do not object to such activities.

2.                  Duties of Subadviser.

(a)                Investments.

(i)                 The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus (“Prospectus”) and statement of additional information (“SAI”) as currently in effect, as they may be applicable to the Subadviser Assets, and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time and subject to the directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund’s or the Trust’s affairs.

(ii)               The Subadviser will determine the investment and reinvestment of the Subadviser Assets in accordance with the wPraxis Trading Approach (1X Leverage) for the period and on the terms set forth in this Agreement. The initial allocation to the Subadviser shall be at least U.S. $6 million. The Adviser agrees that it will make or cause to be made an investment in the Fund of at least $100 million, such investment to be made promptly upon launch of the Fund and not to be withdrawn at any time during the “Exclusivity Period,” as defined below. The Subadviser Assets shall not include any notional funds. The Adviser acknowledges that if the net asset value of the Subadviser Assets falls below U.S. $6 million, the Subadviser may not be able to trade the full wPraxis Trading Approach (1X Leverage) portfolio for the Fund. As a result, the Fund’s trading performance may be different from other accounts (if any) traded pursuant to the wPraxis Trading Approach (1X Leverage). To the extent practicable, the Adviser will give the Subadviser written notice (which may be by e-mail) of any additions to or withdrawals from the Subadviser Assets in such manner as mutually agreed upon between the parties.

(iii)             The Subadviser agrees to trade the Subadviser Assets pursuant to its wPraxis Trading Approach (1X Leverage) as described on Exhibit A with such changes and additions to the wPraxis Trading Approach (1X Leverage) as the Subadviser deems appropriate. The Subadviser will have sole authority and responsibility for trading the Subadviser Assets. The transactions by the Subadviser for the Subadviser Assets will be for the account and risk of the Fund. The parties acknowledge that the Subadviser in no respect makes any guarantee of profits or of protection against loss. From time to time, the Adviser or the Fund may provide the Subadviser with written copies of investment policies, guidelines and restrictions applicable to the Subadviser Assets, which shall become effective at such time as agreed upon by both parties. As a result the performance of the Fund may be different from the performance of other accounts managed by the Subadviser pursuant to the wPraxis Trading Approach. The Subadviser will manage the investment and reinvestment of the assets in the Subadviser Assets, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser and the Trust’s Board of Trustees, consistent with the investment policies, guidelines and restrictions applicable to the Subadviser Assets, or any directions or instructions delivered to the Subadviser in writing by the Adviser or the Fund from time to time, and further subject to the plenary authority of the Fund’s Board of Trustees. Consistent with the terms of this Agreement, the Subadviser shall have full discretionary authority to manage the investment of the assets in the Subadviser Assets, including the authority to purchase, sell, cover open positions, and generally to deal in commodity interests, securities, options, short-term investment vehicles and other property comprising or relating to the Subadviser Assets. For the sake of clarity, notwithstanding anything to the contrary herein except that the Subadviser must meet the standard of care set forth in Section 9(a), the parties and the Fund each acknowledge that the Subadviser shall not be responsible for any liability or losses resulting from actions taken pursuant to directions or instructions delivered to the Subadviser in writing (including by e-mail) by the Adviser, the Fund’s Trustees or the Fund (which shall be deemed to be the actions of the Adviser, the Fund’s Trustees and/or the Fund for all purposes hereunder).

(b)               Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Subadviser shall act in conformity with the stated investment policies and restrictions of the Fund as set forth in the Prospectus and SAI, as they may be applicable to the Subadviser Assets and to the extent within the Subadviser’s control, and with the instructions and directions received in writing from the Adviser, the Fund or the Trustees of the Trust and will comply with applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser, the Fund or the Trustees of the Trust, the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Subadviser is only obligated to comply with this subsection (b) with respect to the Subadviser Assets. Moreover, each of the Fund and the Adviser acknowledges that the Subadviser shall have no responsibility for any violation by the Fund or the Adviser if the holdings of the Subadviser Assets are compliant with the guidelines, instructions and directions provided by the Adviser, the Fund or the Trustees to the Subadviser in writing. The Adviser timely will provide the Subadviser with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Subadviser hereby agrees that: (i) with respect to transactions in securities or other investments for the Fund, it will not consult with any other subadviser to the Fund, or with any subadviser that is a principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other investments for the Fund, it will not consult with any subadviser to any other investment company or investment company series for which the Adviser serves as investment adviser, provided that Adviser provides Subadviser with a list of such names; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Subadviser Assets.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code. In this regard, the Adviser acknowledges that the Subadviser shall rely completely upon the Adviser’s determination of whether and to what extent the Fund is in compliance with Subchapter M of the Code and that the Subadviser has no separate and independent responsibility to test the Fund for such compliance. In connection with such compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under Subchapter M. If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Subadviser Assets back into compliance within the time permitted under the Code thereunder.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus and SAI, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received reasonable advance notice of the effectiveness of such changes from the Adviser. In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus and SAI reflecting such changes. Each of the Fund and the Adviser acknowledge that the Adviser will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Adviser specifically for inclusion in the Prospectus and SAI. The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus, SAI or in the Trust’s Registration Statement on Form N-1A and any amendments thereto.

Each of the Fund and the Adviser further acknowledge that, for avoidance of doubt, the Subadviser is not responsible for the Fund’s, the Trust’s or the Adviser’s compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act or Rule 206(4)-7 under the Advisers Act, as applicable, or any violations thereunder except as explicitly provided for in this Agreement or otherwise provided for under applicable law.

(c)                Brokerage.

(i)                 Subject to any duty the Subadviser may have to seek to achieve best execution for the Fund, the Subadviser shall be free to select floor brokers to be used for the execution of commodity interest transactions hereunder and may enter into give-up agreements with such floor brokers on behalf of the Fund, but otherwise the Subadviser has no authority or responsibility for selecting the Fund’s brokers or dealers nor for the negotiation of brokerage commission rates, and is not responsible for the execution or clearance of trades once complete orders have been transmitted to the Fund’s broker or dealer for those trades. All commissions and expenses (including give-up fees) arising from the trading of, or other transactions in the course of the administration of, the Subadviser Assets shall be charged to the Fund. The Subadviser may purchase spot and forward contracts through such banks, brokers or dealers, as instructed by the Adviser. The Adviser shall provide adequate dealing lines of credit for the Subadviser to place orders for spot and forward contracts on behalf of the Subadviser Assets. The Adviser will cause the Fund’s brokers and dealers to provide the Subadviser with copies of all confirmation, purchase and sale, monthly and similar statements with respect to the Subadviser Assets at the time such statements are available to the Fund. Each of the Fund and the Adviser acknowledge that except as set forth above, the Subadviser shall have no responsibility for any matters pertaining to brokerage arrangements, including without limitation, executions of transactions, payment of brokerage commissions, confirmations of transactions, dissemination of periodic account statements and other reports to the Fund by the brokers or dealers, margin requirements, and custody of any funds and instruments relating to the Subadviser Assets.

(ii)               The Subadviser may, to the extent permissible by Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended, and consistent with applicable Subadviser compliance policies and procedures, consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction or to other transactions to which other clients of the Subadviser may be a party.

(iii)             The Subadviser will utilize counterparties for prime brokerage, futures, and options clearing and for ISDA purposes, as applicable to the wPraxis Trading Approach (1X Leverage), under agreements set up by, and in the name of, the Fund. The Subadviser shall have the right to utilize counterparties for trade execution based on its sole election and discretion, subject to the limitations of applicable law, including, without limitation, the 1940 Act. The Adviser will use commercially reasonable efforts to cause the Fund to enter into any trade execution agreement, as requested by the Subadviser, that in the opinion of the Subadviser is reasonably necessary for the Subadviser to implement the wPraxis Trading Approach (1X Leverage) (without unreasonable expense to the Fund).

(iv)             Each of the Fund and the Adviser acknowledge that the Subadviser has no authority for cash management activities, or to transfer cash, including moving of funds between brokerage, bank or custodial accounts for the Subadviser Assets, whether for management of margin and premiums or for segregation of liquid assets in connection with a short or derivatives position, or for any other purpose.

(d)               Securities Transactions. The Subadviser and any affiliated person of the Subadviser will not knowingly purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Trust that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets and (ii) identifying any violations which have occurred with respect to the Subadviser Assets. The Subadviser will have also submitted its Code of Ethics for its initial approval by the Trust’s Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(e)                Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(f)                Information Concerning Subadviser Assets and Subadviser. From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith. The Subadviser will also inform the Adviser in a timely manner of any anticipated: (i) material changes in portfolio managers responsible for Subadviser Assets, (ii) changes in the ownership or management of the Subadviser, or (iii) changes in the control of the Subadviser. Upon the Trust’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Subadviser Assets via telephone on a quarterly basis and on a less frequent basis as agreed upon by the parties in person.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information or perform such additional acts with respect to the Subadviser Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder. The Adviser agrees that it will provide prompt notice to the Subadviser about any change in control of the Adviser or any assignment of the Advisory Agreement.

(g)               Custody Arrangements. The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements. The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Subadviser Assets. The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Subadviser Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Subadviser Assets on behalf of the Fund. The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s).

(h)               Exclusivity. The Subadviser agrees, during the Exclusivity Period (as defined herein), not to use the wPraxis Trading Approach (1X Leverage) for any client that is an investment company registered under the 1940 Act except the Fund, except that the Subadviser may serve as an advisor or subadviser to another registered investment company and may use the wPraxis Trading Approach (1X Leverage) provided that it is not the sole trading strategy employed by such investment company. The “Exclusivity Period” shall be 24 months from the commencement of investment activities of the Subadviser Assets, except that the Exclusivity Period shall terminate upon the termination of this Agreement or upon the engagement of another subadviser or adviser to the Fund. The Exclusivity Period may be renewed for a mutually agreed-upon period of time upon its expiration, provided net assets of the Subadviser Assets exceed $500 million at the time of renewal, and provided further that the parties consent to the renewal in writing. In addition, the Subadviser will close Share Class A of each of the wPraxis Fund (USA) L.P. and wPraxis Fund Ltd. to all new investors for so long as the Fund is offering shares. The Adviser acknowledges that, subject to the terms of this Agreement, the Subadviser may render advisory, consulting and management services to others for which they may charge fees different from those charged to the Adviser. The Subadviser shall be free to advise others and manage other accounts (including proprietary assets) during the term of this Agreement and to use the same or different information, computer programs and trading strategies which it obtains, produces or utilizes in the performance of services for the Subadviser Assets. The Adviser and the Fund understand that the Subadviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Subadviser with respect to the Fund. Nothing in this Agreement imposes upon the Subadviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Subadviser Assets, any security or other instrument which the Subadviser or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client. The Adviser recognizes that the results obtained by the Subadviser for such other accounts may be more favorable than the results obtained for the Subadviser Assets. Nothing in this Agreement shall prevent the Subadviser from using the wPraxis Trading Approach (1X Leverage) in managing the Subsidiary (as defined below).

3.                  Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser. None of the Adviser, the Fund or the Trust shall have any authority to act for or represent the Subadviser.

4.                  Expenses. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with performing its obligations under this Agreement. The Subadviser shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.                  Investment Analysis and Commentary. The Subadviser will provide monthly performance analysis and market commentary (the “Investment Report”) during the term of this Agreement. The Investment Reports are due within 25 days after the end of each month. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Subadviser; provided however, that any such interim Investment Report will be due within 10 days of the end of the month in which such agreement is reached between the Adviser and Subadviser. The subject of each Investment Report shall be mutually agreed upon.

6.                  Compensation. For the services provided pursuant to this Agreement, the Subadviser is entitled to a monthly fee as attached hereto in Appendix A. Such fee will be computed daily and paid no later than the fifteen (15th) business day following the end of each month, from the Adviser, calculated at an annual rate based on the Subadviser Assets’ average daily net assets.

Notwithstanding anything herein to the contrary, the Subadviser shall furnish the services to the Fund’s subsidiary (“Subsidiary”) in recognition of its service as subadviser to the Fund and in consideration for the fee paid to the Subadviser hereunder. The Subadviser is not entitled to additional compensation with respect to services provided to the Subsidiary.

The method of determining the net asset value of the Subadviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund’s Prospectus and/or SAI. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect.

7.                  Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)                it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b)               it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Subadviser further represents that this Agreement has been duly and validly executed and delivered by it and is enforceable against it in accordance with its terms.

(c)                it: (a) is registered as an investment adviser under the Advisers Act and registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor and that it is a member of the National Futures Association in such capacity, and in each case will continue to be so registered for so long as this Agreement remains in effect; (b) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (c) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (d) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, in each case with which the failure to comply would reasonably be expected to result in a material adverse effect on the Subadviser’s ability to fulfill its obligations hereunder; and (e) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

(d)               to the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject which would in each case reasonably be expected to result in a material adverse effect on the Subadviser’s ability to provide services to the Fund, nor has the Subadviser or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which in each case would reasonably be expected to result in a material adverse effect on the Subadviser’s ability to provide services to the Fund, or a material adverse change in the Subadviser’s financial or business prospects that would reasonably be expected to materially impair the Subadviser’s ability to discharge its obligations under this Agreement.

(e)                it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approval.

(f)                it shall promptly notify the Adviser of any changes in the key personnel who are either the portfolio manager(s) responsible for the Fund or the principal executive officers of the Subadviser. It shall promptly notify the Adviser and the Trust of any event that could reasonably be deemed, once consummated, to result in a change in control of the Subadviser as such term is defined under the 1940 Act as soon as it reasonably becomes aware of such potential change in control.

(g)               the information provided by the Subadviser to the Adviser in writing shall not, to the knowledge of the Subadviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

(h)               if, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

8.                  Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a)                it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b)               it has all requisite power and authority to enter into and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Adviser further represents that this Agreement has been duly and validly executed and delivered by it and is enforceable against it in accordance with its terms.

(c)                the investments contemplated under this Agreement do not violate, and are consistent in all material respects with, the investment management agreement(s) and any investment guidelines, objectives, restrictions, policies, procedures and any and all laws applicable to the Adviser (or any of its officials in their respective capacities as such), and its property (including any restrictions on leverage or speculation, if applicable) including, without limitation, the 1940 Act and the Advisers Act.

(d)               it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approval.

(e)                it is registered as an investment adviser under the Advisers Act.

(f)                it is registered with the CFTC as a commodity pool operator and that it is a member of the National Futures Association in such capacity. The Adviser represents, warrants and agrees that it will operate the Fund in compliance with CFTC Rule 4.12(c)(3) and it will operate the Subsidiary in compliance with CFTC Rule 4.7. The Adviser represents and warrants that the Fund is a “qualified eligible person” as defined in CFTC Rule 4.7 and that the Adviser and the Fund consent to the Subadviser Assets being treated as an exempt account under CFTC Rule 4.7. The Adviser further represents that the Fund is an “eligible contract participant” as defined Section 1a(18) of the Commodity Exchange Act and in CFTC Rule 1.3(m).

(g)               it: (a) will continue to be registered in accordance with (v) and (vi), above, for so long as this Agreement remains in effect; (b) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (c) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (d) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, with which the failure to comply would reasonably be expected to result in a material adverse effect on the Adviser’s ability to provide services to the Fund; and (e) will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

(h)               it has the authority under the Advisory Agreement to appoint the Subadviser.

(i)                 it has received a copy of Parts 2A and 2B of the Subadviser’s Form ADV prior to the execution of this Agreement.

(j)                 to the best of the Adviser’s knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject which would in each case reasonably be expected to result in a material adverse effect on the Adviser’s ability to provide services to the Fund, nor has the Adviser or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which in each case would reasonably be expected to result in a material adverse effect on the Adviser’s ability to provide services to the Fund, or a material adverse change in the Adviser’s financial or business prospects that would reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement.

(k)               it shall promptly notify the Subadviser of any changes in the key personnel who are the principal executive officers of the Adviser. It shall promptly notify the Subadviser and the Trust of any event that could reasonably be deemed, once consummated, to result in a change in control of the Adviser as such term is defined under the 1940 Act as soon as it reasonably becomes aware of such potential change in control.

(l)                 the information provided by the Adviser to the Subadviser in writing shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

(m)             if, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Subadviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

9.                  Liability and Indemnification.

(a)                Liability. The Subadviser shall exercise its best judgment in rendering its services to the Fund and the Fund and the Adviser each agree as an inducement to the Subadviser’s rendering such services that the Subadviser and its officers, directors, shareholders, employees, affiliates and agents shall not be liable to the Fund, the Adviser, their respective affiliates or officers, directors, shareholders, employees and agents of the Fund, the Adviser or their respective affiliates, or to any of their successors or permitted assigns except by reason of acts or omissions due to gross negligence, willful misfeasance or bad faith of the Subadviser, its directors, officers, shareholders, affiliates, agents and employees, or the Subadviser’s reckless disregard of its duties and obligations. The Subadviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

(b)               Indemnification. The Subadviser, its directors, officers, shareholders, affiliates, agents and employees, shall be indemnified and held harmless by the Adviser against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”):

(i)                 arising from the Trustees’, Fund’s or the Adviser’s directions to the Subadviser or the Fund’s custodian, or brokers, dealers or others in connection with the Subadviser Assets; or

(ii)               arising from the acts or omissions of the Adviser, the Fund’s custodian or the Fund, their respective affiliates, agents or employees;

(iii)             as a result of any error of judgment by the Subadviser with respect to the Subadviser Assets, except as may otherwise be provided by the 1940 Act or any other federal securities law or commodities law and except as provided below in (iv); or

(iv)             arising from the services of the Subadviser hereunder for the Subadviser Assets, except for any such liability or loss which is due to gross negligence, willful misfeasance or bad faith of the Subadviser, its directors, officers, shareholders, affiliates, agents and employees, or the Subadviser’s reckless disregard of its duties and obligations.

The Adviser shall indemnify the Subadviser and each of its directors, officers, shareholders, affiliates, agents and employees, and each person, if any, who controls the Subadviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s registration statement, any proxy statement, or communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure specifically approved in writing by the Subadviser for inclusion in such documents); (ii) any action or inaction by the Subadviser that the Subadviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s instructions to the Subadviser; or (iii) the bad faith, willful misfeasance or gross negligence of the Adviser (or its officers, directors, members, managers, agents, affiliates, employees, or controlling persons) in the performance of its duties under this Agreement or the Adviser’s reckless disregard of its obligations or duties hereunder.

The Subadviser shall indemnify and hold harmless the Adviser, its directors, officers, shareholders, affiliates, agents and employees and the Fund, its directors, officers, affiliates, agents and employees (any such person, a “Fund Party”) against any Losses due to the Subadviser’s gross negligence, willful misfeasance, bad faith, or reckless disregard of its duties and obligations hereunder; provided, however, that the Subadviser shall only be required to indemnify and hold harmless a Fund Party to the extent the Losses of such Fund Party were caused by the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder.

If indemnification is to be sought hereunder by a party covered by this Section 9 (as the “Indemnified Party”), then the Indemnified Party shall promptly notify the party against whom indemnity is being sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

Expenses incurred by an Indemnified Party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the Indemnifying Party in advance of final disposition or settlement of such matter upon the undertaking by or on behalf of the Indemnified Party to repay the advance unless it is ultimately determined that the Indemnified Party is entitled to indemnification, provided (1) the Indemnified Party provides a security for his undertaking, (2) the Fund is insured against losses arising by reason of any lawful advance, or (3) the vote of a majority of the Board of Trustees who are non-parties nor interested persons (as defined in the 1940 Act) thereof, or an independent legal counsel in a written opinion, determines, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

The provisions of this paragraph 9 shall not apply in any action where the Indemnified Party is the party adverse to the other party.

(c)                The Subadviser shall not be liable to the Adviser for acts of the Subadviser which result from acts of the Adviser, the Fund’s Trustees or the Fund including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

(d)               Neither Philip Yang nor Frank Marrapodi shall have any liability hereunder except in the case of his own gross negligence, willful misfeasance, bad faith or reckless disregard of his duties and obligations.

10.              Certifications, Reports and Access

(a)                The Subadviser shall timely provide to the Chief Compliance Officer of the Trust and/or the Adviser, upon reasonable request, certifications, reports and documentation with respect to the Subadviser Assets or the services provided by the Subadviser to the Subadviser Assets.

(b)               The Subadviser agrees to notify the Chief Compliance Officer of the Trust and/or the Adviser promptly of any actual material violation (which notice shall include a description of such actual material violation) under the Subadviser’s Compliance Manual and Code of Ethics that could be reasonably deemed to have a material adverse impact on the Fund or the Subadviser’s ability to provide services under this Agreement. If such a violation has occurred, the Subadviser must certify to the Chief Compliance Officer of the Trust and/or the Adviser that appropriate action was taken in response to such violation, including a description of such appropriate action.

(c)                The Subadviser agrees to supply such information to the Adviser and to permit such compliance inspections (non-disruptive) by the Adviser or the Fund as shall be reasonably necessary to permit the Adviser to satisfy its obligations under applicable law and to respond to the reasonable requests of the Fund with respect to these matters.

(d)               The Subadviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Subadviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Subadviser agrees to inform the Fund of any material development related to the Fund that the Subadviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

11.              Duration and Termination.

(a)                Duration. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the date and year upon which the Fund commences investment operations, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)               Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)                 By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon 60 days’ written notice to the Subadviser;

(ii)               By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii)             By the Subadviser upon 60 days’ written notice to the Adviser and the Trust.

(iv)             Notwithstanding anything herein to the contrary, the Subadviser may terminate this Agreement upon thirty (30) days written notice to the Adviser and the Fund if the net asset value of the Subadviser Assets falls below $50 million as of the close of business on any day or immediately upon written notice to the Adviser if: (1) the Adviser ceases to be: (A) registered with the CFTC as a commodity pool operator; (B) a member of the National Futures Association in such capacity in good standing; or (C) registered as an investment adviser under the Advisers Act; or (2) the Subadviser reasonably determines that failure to terminate this Agreement would reasonably be expected to result in a material adverse effect on the Subadviser.

(v)               Notwithstanding anything herein to the contrary, the Adviser, the Trust or the Fund may terminate this Agreement immediately upon written notice to the Subadviser if: (1) the Subadviser ceases to be: (A) registered with the CFTC as a commodity trading advisor; (B) a member of the National Futures Association in such capacity in good standing; or (C) registered as an investment adviser under the Advisers Act; or (2) the Adviser or the Trust reasonably determines that failure to terminate this Agreement would reasonably be expected to result in a material adverse effect on the Trust, the Fund, or the Adviser.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

12.              Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

(a)                Voting of Proxies. Absent specific instructions to the contrary provided to it by the Fund and subject to its receipt of all necessary voting materials, the Subadviser will vote all proxies with respect to investments included in the Subadviser Assets in accordance with the Subadviser’s proxy voting policy as most recently provided to the Adviser and approved by the Trust. The Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments of the Subadviser Assets. For the avoidance of doubt, the Subadviser has sole and full discretion to vote (or not to vote) any securities and other investments of the Subadviser Assets, and the Adviser will not, directly or indirectly, attempt to influence the Subadviser’s voting decisions. The Adviser shall cause materials relating to such proxies to be forwarded to the Subadviser in a timely fashion by the Fund’s custodian, the administrator or another party and the Subadviser shall not be responsible for voting proxies if not provided with reasonable notice thereof. The Subadviser will promptly provide (i) updates to its proxy voting policies, if any, to the Adviser or any authorized representative of the Adviser, or to the Fund on a quarterly basis (or more frequently, if required by law), (ii) its voting records with respect to the Subadviser Assets to the Fund or the Fund’s proxy voting service, as the Fund may direct, so that the Fund is able to meet its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Adviser and/or the Board of Trustees, as the Fund may direct, in instances where the Subadviser votes counter to its proxy voting policies. The Subadviser will not be responsible for class actions and lawsuits involving the Fund or securities, financial instruments or other assets held, or formerly held, in the Fund. The Subadviser is not required to take any action or to render any advice with respect to lawsuits involving the Fund, including those involving securities, financial instruments or other assets presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by Subadviser involving issuers presently or formerly held in the Fund, Subadviser shall promptly forward such notices to the Adviser and the Fund.

(b)               Brokerage. The Adviser is authorized, subject to the supervision and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Adviser or Subadviser) or dealers (collectively “Brokers”) as Adviser may elect and negotiate commissions to be paid on such transactions, in accordance with the terms and conditions of this Agreement. The Adviser, however, is not required to obtain the consent of the Trust’s Board of Trustees prior to establishing any such brokerage account.

13.              Reference to Adviser and Subadviser.

(a)                The Subadviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote trademarks of the Subadviser in conjunction with any activity associated with the Fund. In addition, the Adviser may promote the identity of and services provided by the Subadviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials. The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Fund.

(b)               The Adviser will provide the Subadviser with copies of all marketing materials for the Fund, including offering materials, that pertain to the Subadviser, its trading strategies, its traders or principals for the Subadviser’s approval, which approval shall not be unreasonably delayed or withheld. The Subadviser agrees to review, at the Adviser’s request, any such marketing material within three business days. The Adviser agrees that it will not make any disclosures with respect to the Subadviser, its trading strategies, traders, principals or use any of their names without obtaining the Subadviser’s prior written approval, unless prohibited by applicable law; provided that, with respect to any materials that have filing or other material deadlines imposed by applicable law, rule or regulation, if the Subadviser fails to comment in writing (including via e-mail) by the third full business day after delivery of materials that require Subadviser approval, the Adviser shall notify the Subadviser (by telephone or by email) of the Subadviser’s failure to provide comments, and if the Subadviser does not respond by noon on the following business day the Subadviser will be deemed to have granted consent with respect to such material. Subsequent advertising or promotional materials having substantially the same form and substance as previously approved by the Subadviser may be used by the Adviser without obtaining the Subadviser’s consent unless such consent is withdrawn in writing by the Subadviser.

The Fund acknowledges and agrees that the Adviser, and not the Subadviser, is responsible for the disclosures in the Fund’s marketing materials and regulatory filings, except to the extent that the Subadviser approved in writing such disclosures, including but not limited to descriptions of its business, principals, traders and the wPraxis Trading Approach (1X Leverage) (as described on Exhibit A), specifically for use therein. For purposes of this Agreement, unless approved in writing, the Subadviser shall not be deemed to have consented to any disclosures that do not relate to the Subadviser or the services provided by the Subadviser hereunder. The Fund acknowledges that the Fund’s marketing materials and regulatory filings will be at all times during the offering of interests in the Fund in material compliance with all applicable laws and regulations.

(c)                Neither the Subadviser nor any Affiliate or agent of Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed. The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Subadviser to satisfy the foregoing obligation.

14.              Amendment. This Agreement may be amended at any time in writing signed by the Adviser and the Subadviser, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its rights hereunder on any occasion or series of occasions.

15.              Confidentiality. Each of the Fund and the Adviser acknowledges that the trading advice provided and the trading strategies used by the Subadviser constitute proprietary data and intellectual property of the Subadviser. Each of the Fund and the Adviser further agrees that, unless authorized by the Subadviser, such knowledge will be kept strictly confidential and will not be disseminated in whole or in part, directly or indirectly, to any person except as required by applicable law or regulation. Any such information as may be acquired by the Adviser or the Fund is to be used solely to monitor the Subadviser’s performance on behalf of the Subadviser Assets. The Adviser will not use such knowledge or any other knowledge provided by the Subadviser to attempt to reverse engineer the Subadviser’s trading strategies or to trade for itself or others. Nothing contained in this Agreement shall require the Subadviser to disclose the name of its customers or any confidential or proprietary details of its trading strategies.

The Subadviser and the Adviser may each disclose to the other, directly or indirectly, non-public, confidential or proprietary information, including, but not limited to, records, information and data pertaining to their business, including trade secrets and intellectual property information, customer information and preferences, pricing policies and practices, financial and strategic information and prospective client information (collectively, the “Confidential Information”) which the owner wishes to keep confidential. The parties each agree that it will treat as strictly confidential all Confidential Information that may be disclosed to it, directly or indirectly, by the other party. The parties each agree to use its best efforts to prevent disclosing to its employees, agents and third parties any such Confidential Information, except on an as-needed basis and provided that any such disclosure of Confidential Information is made on a confidential basis and will only be made to a person subject to a duty of confidentiality. The parties each agree to make use of such Confidential Information only as necessary for the proper performance of this Agreement.

The restrictions contained in this Section 15 shall not apply to any information to the extent:

(a)                Authorized. The owner of the Confidential Information has authorized such disclosure;

(b)               Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or in any litigation or similar proceeding or by applicable federal or state regulatory, self-regulatory or administrative authorities;

(c)                Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)               Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(e)                Independently Developed. The party independently developed such information without use of or reference to Confidential Information.

Notwithstanding the foregoing, to the extent possible, the disclosing party shall, prior to making any disclosure pursuant to (b) above, notify the other party with sufficient notice to permit that party to seek an appropriate protective order. Moreover, nothing in this Agreement shall prevent the Subadviser from including the performance of the Subadviser Assets in its composite performance records.

In addition, the Subadviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Subadviser agrees, consistent with its Code of Ethics that neither it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about the Fund’s portfolio holdings.

16.              Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, shall be deemed to be delivered when actually received, and may be delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)                If to the Subadviser:

Janice A. Kioko

General Counsel & Chief Compliance Officer

Willowbridge Associates Inc.

101 Morgan Lane, Suite 180

Plainsboro, NJ 08536

609-936-8085 (TEL)

609-936-9088 (FAX)

JKIOKO@WILLOWBRIDGE.COM

(b)               If to the Adviser:

Victor W. Chiang

Chief Operating Officer

Balter Capital Management, LLC

125 High Street

Oliver Street Tower

Suite 802

Boston, MA. 02110

617-742-2212 W, 617-742-4224 F

vchiang@baltercap.com

17.              Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

18.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

19.              Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20.              Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21.              Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

22.              Section 13 Reporting. The Adviser will be responsible for the preparation and filing of reports on Schedules 13D or 13G, if applicable, and Form 13F on behalf of the Fund with respect to the portfolio holdings held or previously held in the Subadviser Assets. The Subadviser acknowledges and agrees that the Adviser will not be responsible for the preparation and filing of reports on Schedule 13D or 13G, if applicable, and Form 13F required to be made by the Subadviser in its own name.

23.              Use of Name. It is understood that the name Willowbridge Associates Inc. or any derivative thereof or logo associated with that name, is the valuable property of the Subadviser and its affiliates and that the Trust and/or the Fund have the right to use such name (or derivative or logo) in offering and marketing materials of the Trust (subject to the requirements set forth in Section 13(b) hereof) for so long as the Subadviser is a Subadviser to the Subadviser Assets. Upon termination of this Agreement, the Trust shall, as soon as practicable, cease to use such names (or derivatives or logo).

24.              Track Record. The parties and the Fund each agree that, to the extent permitted under applicable law, the Subadviser shall have the right to use performance data it generates in connection with the Subadviser Assets (including through use of copies of the Trust’s books and records, including, without limitation, the investment records and ledgers required to be maintained by Rule 31a-1 under the 1940 Act, generated by the Subadviser) for its track record.

25.              Aggregation of Orders. On occasions when the Subadviser deems the purchase or sale of a security, financial instrument or other asset to be in the best interest of the Subadviser Assets as well as other clients of the Subadviser (or other clients of the Subadviser’s affiliated investment adviser(s)), the Subadviser may, but shall not be required to, in accordance with applicable law and any relevant Subadviser compliance policies and procedures, aggregate the securities, financial instruments or other assets to be so purchased or sold with other orders for other clients of the Subadviser or of the Subadviser’s affiliated investment adviser(s) in order to seek to obtain best execution. In such event, allocation of the securities, financial instruments or other assets so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Subadviser consistent with the Subadviser’s compliance policies and procedures, which shall be provided to the Adviser and the Trust in writing, and in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust, with respect to management of the Subadviser Assets, and to such other clients.

26.              Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements and understandings relating to the subject matter hereof.

27.              Survival. The provisions of this Agreement set forth in Sections 9, 15, and 24 shall survive termination of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

BALTER LIQUID ALTERNATIVES, LLC

By:__________________________________

Name: Brad Balter, CFA

Title: Chief Executive Officer

WILLOWBRIDGE ASSOCIATES INC.

By:__________________________________

Name: Philip Yang

Title: President

NORTHERN LIGHTS FUND TRUST II, on behalf of BALTER DISCRETIONARY GLOBAL MACRO FUND as a party with respect to Sections 2(a), 2(b), 2(c), 2(e), 2(g), 2(h), 3, 4, 9(a), 9(b), 9(d), 11(b) 13(b), 15, 23 and 24 only

By:__________________________________

Name:

Title:

APPENDIX A

SUBADVISORY FEES

Fund Annual Fee Rate

Balter Discretionary Global Macro Fund	0.85% of the sum of the average daily net assets of the Subadviser Assets (For purposes of this calculation, the assets attributable to the Subsidiary shall not be double counted.)

EXHIBIT A: STRATEGY

The wPraxis Trading Approach (1X Leverage) (“wPraxis”)

wPraxis’ primary investment objective is to achieve capital appreciation from trading. Willowbridge Associates Inc. (“Willowbridge”) will utilize a fully discretionary trading strategy to build a portfolio consisting of futures, forwards, options, swaps, and spot contracts in the commodities, currency, and fixed income markets as well as equities. wPraxis may also hold the following currency pairs: U.S. Dollar/South Korean Won; U.S. Dollar/Chinese Yuan; U.S. Dollar/New Zealand Dollar; U.S. Dollar/Russian Ruble; U.S. Dollar/South African Rand; U.S. Dollar/Indian Rupee. This list of currency pairs traded pursuant to wPraxis may be subject to change at the discretion of Willowbridge.

To manage volatility, initial positions generally are established with only a portion of available capital; incremental positions are then added if particular levels of realized and unrealized gains accrue to the portfolio and positions are liquidated if the portfolio experiences particular levels of realized and unrealized losses. Willowbridge also manages volatility by limiting exposure to drawdowns. wPraxis has risk allowance policies pursuant to which, upon the occurrence of specified performance decline events in a portfolio, all positions in the portfolio will be closed out and the portfolio will be liquidated as promptly as practicable under the then current market conditions. If the net asset value of an account were to decline by 15% from the value of the net assets of the account at the start of the then current calendar year as of the close of business in New York on any business day, after adjusting for additions and withdrawals, trading will be suspended, all open positions will be liquidated, and the client will be given an opportunity to withdraw or to invest additional capital.

Willowbridge will target specific maximum loss limits and volatility bands however, it is impossible to explicitly specify a maximum loss for any account. The stop loss policy of wPraxis provides no assurance that the net asset value of an account will not drop significantly below targeted levels, because there is no assurance that positions in the account will be able to be liquidated without suffering additional losses.